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                                                                    Exhibit 99.1


MONTVILLE, NJ--FEBRUARY 22, 2004 -- LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese, reduced fat and non-fat low moisture mozzarella cheese and pizza cheese today announced the appointment of Don Desjaralis as Executive Vice President and Chief Financial Officer, effective February 21, 2005.

Jay Rosengarten, CEO said "Don comes to us with more than 15 years of experience in the cheese industry. Previously, Mr. Desjarlais was the Chief Financial Officer of Alto Dairy Cooperative, one of the largest dairy cooperatives in the U.S., with cheese manufacturing operations producing in excess of 200 million pounds per year. We believe that Don will bring much needed expertise, and help us install reporting systems that will permit the Company to react more responsively to changes in market conditions."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to the Company's response to changes in market conditions and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact: Jay Rosengarten, CEO, (973) 334-6030